Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS REPORTS THIRD QUARTER REVENUE

Continues Strategic Alignment and Makes Key Leadership Appointments

SANTA CLARA, Calif.; April 26, 2007 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced revenue results for its fiscal third quarter ended April 1, 2007.

For the quarter, net revenue was $85.1 million, comprised of $69.6 million in product revenue and $15.5 million in services revenue, a 2.1 percent decrease as compared to $86.9 million in the second quarter of fiscal 2007. Net revenue was $85.5 million in the third quarter of fiscal 2006.

Revenues in the U.S. were $30.8 million in the quarter, representing 36.2 percent of total consolidated revenue, compared to $31.5 million or 36.3 percent of revenue in the second quarter of fiscal 2007, and compared to $33.9 million or 39.7 percent of revenue in the year-ago third fiscal quarter. International revenues were $54.3 million or 63.8 percent of total revenues, compared to $55.4 million or 63.7 percent of revenue in the second quarter of fiscal 2007, and compared to $51.6 million or 60.3 percent of total revenues in the third quarter of fiscal 2006.

“We continue to focus and align the business, and are encouraged by some early signs that portions of the organization are beginning to respond,” said Mark Canepa, president and CEO of Extreme Networks. “While our revenues were in line with what we would have expected in this seasonally soft quarter, we are somewhat disappointed that sales in the Americas, in particular, are not yet showing signs of improvement.”

Cash, short-term investments, and marketable securities were $214.7 million as of April 1, 2007, compared to $204.2 million as of December 31, 2006, reflecting positive cash flow from operations. Other items impacting cash during the quarter were capital expenditures of approximately $1.0 million.

As previously announced, the Company’s Board of Directors has appointed a Special Committee of independent directors to conduct a review of the Company’s historical practices for stock option grants and accounting for option grants. The Company has announced that it has reached a preliminary conclusion that the appropriate measurement dates of certain stock option grants for financial accounting purposes differ from the recorded grant dates of those awards, and that it expects to restate its prior financial statements. As a result of the on-going investigation and the expected restatement of prior results, the Company is unable to provide detailed GAAP or non-GAAP financial statements for the quarters ended April 1, 2007, December 31, 2006, October 1, 2006, or the year ended July 2, 2006. The Special Committee has not yet completed its review of historical stock option grant practices. The Company intends to file its report on Form 10-K for the fiscal year ended July 2, 2006 and its reports on Form 10-Q for its fiscal 2007 quarters as soon as practicable after the Special Committee has completed its review, and the Company has been able to document, review and have audited the applicable accounting and tax treatments.

The Company received a written notification from the staff of The Nasdaq Stock Market stating that the Nasdaq Listing Qualifications Panel had granted the Company’s request for continued listing on The Nasdaq Stock Market, subject to the condition that the Company file the Form 10-Qs and Form 10-K by March 21, 2007. The Company appealed the decision to the Listing Council, and was given until May 4, 2007 to provide additional information to the Listing Council for their consideration. The Company was granted a stay until the Listing Council renders a decision on the appeal. During the stay, the Company’s shares will remain listed on the Nasdaq Stock Market.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EDT (2:00 p.m. PDT). Visit http://www.extremenetworks.com/about-extreme/investor-relations.aspx Financial information to be discussed during the conference call is posted on the Investor Relations section of the Company’s website (www.extremenetworks.com).

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that help solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data over a wired and wireless infrastructure.

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Extreme Networks, ExtremeXOS, and Summit are among the trademarks of Extreme Networks, Inc., that may be registered in the United States and other countries. All other marks are the property of their respective holders.

This announcement contains preliminary, unaudited financial data which could differ from actual financial data to be filed with the Securities and Exchange Commission in our Quarterly Report on Form 10-Q. This announcement contains forward-looking statements that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review of the Special Committee of matters relating to the Company’s stock option grants, the possibility that other actions may be taken or required as a result of such reviews; the possibility that the Company will not be able to file requisite reports with the Securities and Exchange Commission; the possibility that the Company could be delisted by Nasdaq; risks of litigation and of governmental investigations or proceedings arising out of or related to the Company’s stock option grants or any restatement of the financial statements of the Company. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).